Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CBL & ASSOCIATES PROPERTIES, INC.

1.           The name of the corporation (which is hereinafter referred to as the “Corporation”) is “CBL & Associates Properties, Inc.”

2.           The Amended and Restated Certificate of Incorporation, filed by the Delaware Secretary of State on November 2, 1993, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed on May 8, 1996, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed on January 31, 2001, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed on June 24, 2003, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed on May 10, 2005, as supplemented by the Certificate of Designation filed on June 29, 1998, the Certificate of Designation filed on May 4, 1999, the Certificate of Designation filed on June 11, 2002, the Certificate of Decrease filed on June 26, 2002, the Certificate of Designation filed on August 13, 2003, the Certificate of Correction filed on October 7, 2003, the Certificate of Change of Location of Registered Office and Registered Agent filed on February 6, 2004, and the Certificate of Designation filed on December 10, 2004 (the “Amended and Restated Certificate of Incorporation”) shall be further amended as provided below.

3.           This Certificate of Amendment has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

4.           The text of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

ARTICLE IV

Section A of Article IV is hereby deleted in its entirety and in its place is inserted the following as Section A of Article IV:

A.           Classes and Number of Shares.

The total number of shares of all classes of Equity Stock that the Corporation shall have authority to issue is Three Hundred Sixty-Five Million (365,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”), and (ii) Three Hundred Fifty Million (350,000,000) shares of common stock, par value $.01 per share (the “Common Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary this    8th  day of October, 2009.

CBL & ASSOCIATES PROPERTIES, INC.

By:  /s/ Charles B. Lebovitz
Charles B. Lebovitz,
Chairman of the Board and
Chief Executive Officer

ATTEST:

  /s/ Stephen D. Lebovitz
Stephen D. Lebovitz,
Secretary